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                                                                  Exhibit (d)3.9

                               LETTER AGREEMENT



State Street Bank and Trust Company
P.O. Box 1713
Boston, MA  02105

Dear Sirs:

Pursuant to Section 10 of the Yield Calculation Services Agreement of Frank Russell Investment Company ("FRIC"), dated August 2, 1988, FRIC advises you that it is redesignating Class S as Class I and creating a new Class S of the Money Market and Tax Free Money Market Funds. It is also creating a new Class E of the Tax-Managed Large Cap and Tax-Managed Small Cap Funds. FRIC desires for State Street Bank and Trust Company to compute the performance results of each Class of each Fund pursuant to the terms and conditions of the Yield Calculation Service Agreement.

Please indicate your acceptance to amend the Yield Calculation Service Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY


By:_____________________________




Accepted this _____ day of __________________, 2000.


STATE STREET BANK AND TRUST COMPANY


By:_____________________________
Its:____________________________